Exhibit 5.1
March 30, 2011
GenOn Energy, Inc.
1000 Main Street
Houston, Texas 77002
Re: GenOn Energy, Inc. Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as special counsel to GenOn Energy, Inc., a Delaware corporation (the “Company”), in connection with the public offering of up to (i) $675,000,000 aggregate principal amount of 9.500% Senior Notes due 2018 and (ii) $550,000,000 aggregate principal amount of 9.875% Senior Notes due 2020 issued by the Company (collectively, the “Exchange Notes”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 9.500% Senior Notes due 2018 and 9.875% Senior Notes due 2020 (collectively, the “Restricted Notes”) under the Indenture, dated as of October 4, 2010 (the “Indenture”), between the Company (as successor to GenOn Escrow Corp.) and Wilmington Trust Company, as Trustee, as contemplated by the Registration Rights Agreement, dated as of October 4, 2010 (the “Registration Rights Agreement”), by and among the Company (formerly known as RRI Energy, Inc.) and J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation and RBS Securities Inc., as the initial purchasers of the Restricted Notes.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i)	the Registration Statement on Form S-4 relating to the Exchange Notes filed by GenOn Energy, Inc. with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”);

(ii)	an executed copy of the Registration Rights Agreement;

(iii)	an executed copy of the Indenture;

(iv)	a copy of the Company’s Certificate of Incorporation, as certified by the Secretary of State of the State of Delaware;

(v)	a copy of the By-Laws of the Company, as certified by Michael L. Jines, the Secretary of the Company;

(vi)	a copy of a certificate, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware;

(vii)	a copy of certain resolutions of the Board of Directors of the Company, adopted on September 10, 2010 and September 22, 2010, relating to the Exchange Offer, the issuance of the Restricted Notes and the Exchange Notes, the Indenture and related matters, as certified by Michael L. Jines, the Secretary of the Company; and

(viii)	the form of the Exchange Notes, included as an exhibit to the Indenture.
     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
     In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
     Our opinions set forth herein are limited to Delaware corporate law and the laws of the State of New York, which in our experience, are normally applicable to transactions of the type governed or contemplated by the Exchange Offer, the Indenture, the Registration Rights Agreement and the Exchange Notes (including applicable provisions of the New York constitution and reported judicial interpretations interpreting such laws) and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated.
     In rendering the opinion set forth below, we have assumed that the execution and delivery by the Company of the Indenture and the Exchange Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or any of its properties is subject, except for those agreements and instruments that have been identified to us by the Company as being material and that are filed as exhibits to the Registration Statement.
     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Registration Statement, as finally amended, has become effective under the Act, the Indenture has been qualified under the Trust Indenture Act and the Exchange Notes (in the form filed with Exhibit 4.37 to the Registration Statement) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Restricted Notes surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law).
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP